Exhibit 99.1

NEWS RELEASE

For additional information, contact:

Oncor Communications: 877.426.1616

Oncor Investor Relations: 214.486.6035

ONCOR REPORTS SOLID SECOND QUARTER 2022 RESULTS

•	Service Territory Growth

•	Operational Highlights

•	Base Rate Review Update

DALLAS (August 4, 2022) — Oncor Electric Delivery Company LLC (“Oncor”) today reported three months ended June 30, 2022 net income of $229 million compared to net income of $169 million in the three months ended June 30, 2021. Oncor’s $60 million quarter-over-quarter net income improvement was driven by increases in revenues from higher customer consumption attributable primarily to significantly warmer weather in the second quarter of 2022, updates to base transmission and distribution rates to reflect increases in invested capital, customer growth and a gain on a sale of certain non-utility property, partially offset by increases in costs associated with additional investments (primarily depreciation, property taxes and borrowing costs) and increases in operation and maintenance expense.

“It has been a great quarter, and I am so proud of our financial and operational performance. The second quarter brought on record heat, beginning one of the hottest summers here in Texas in recent memory. That heat has led to several new peak demand records, with ERCOT peak demand of nearly 80,000 megawatts for the first time in July. Our vibrant and growing market will require new generation, transmission and distribution resources, and Oncor stands ready to make the investments necessary to support the needs of our market and our growing State. I am also very proud of our employees who continue to execute on our record capital plan and operational objectives, even in the midst of daunting summer heat. Because of their hard work, and the strength of the Texas economy, we added 19,000 additional premises and saw a 73% increase in new transmission point-of-interconnection requests in the second quarter. This represents an all-time record for new transmission

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Oncor 1616 Woodall Rodgers Freeway Dallas, Texas 75202 oncor.com interconnection requests,” said Oncor CEO Allen Nye. “In June, Governor Abbott announced a new estimated $5 billion silicon wafer manufacturing facility to be built in Sherman. When you couple that with the 2021 announcements of an estimated $30 billion semiconductor wafer manufacturing facility, also in Sherman, and an estimated $17 billion chip manufacturing facility in Taylor, one quickly sees how the Oncor service territory has become a powerhouse for advanced, highly-skilled manufacturing, critical to the future economic and national security of the United States.”

Oncor’s reported net income of $423 million in the six months ended June 30, 2022 compared favorably to net income of $337 million in the six months ended June 30, 2021. Oncor’s $86 million period-over-period net income improvement was driven by increases in revenues from updates to base transmission and distribution rates to reflect increases in invested capital, higher customer consumption attributable primarily to significantly warmer weather in the second quarter of 2022 as compared to the second quarter of 2021, customer growth and a gain on a sale of certain non-utility property, partially offset by increases in costs associated with additional investment (primarily depreciation and amortization, property taxes and borrowing costs) and increases in operation and maintenance expense.

Oncor’s total distribution base revenues in the three months ended June 30, 2022 as compared to the three months ended June 30, 2021 increased 16.1% (7.2% increase on a weather normalized basis). The change in Oncor’s total distribution base revenues in the second quarter of 2022 included a 23.9% increase in distribution base revenues from residential customers (5.3% increase on a weather normalized basis) and an 11.2% increase in distribution base revenues from large commercial and industrial customers. Oncor’s total distribution base revenues in the six months ended June 30, 2022 as compared to the six months ended June 30, 2021 increased 11.3% (7.3% increase on a weather normalized basis). The change in Oncor’s total distribution base revenues in the six months ended June 30, 2022 included a 15.6% increase in distribution base revenues from residential customers (7.2% increase on a weather normalized basis) and an 8.2% increase in distribution base revenues from large commercial and industrial customers. Financial and operational results are provided in Tables A, B, C and D below.

Oncor Service Territory Growth

Oncor’s execution of its record capital plan continues to support the strong economic growth, increased need for reliability and system expansion in its service territory and transmission footprint. During the six months ended June 30, 2022, Oncor spent $1.4 billion of its $3.0 billion 2022 capital plan.

At June 30, 2022, Oncor had approximately 525 active transmission point-of-interconnection (“POI”) requests in queue, representing an approximately 62% increase in active POI requests compared to June 30, 2021. Of the active generation requests in queue, approximately 51% are solar, 35% are storage, 9% are wind and 4% are

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gas. Additionally, during the three months ended June 30, 2022, Oncor had approximately 90 new POI requests, representing an approximately 73% increase compared to the prior year period. If new requests continue at this pace, Oncor projects it will set a company record for new annual transmission interconnection requests in 2022.

In the second quarter of 2022, Oncor maintained a strong operational tempo constructing new projects that support growth across the state of Texas and increase reliability for the Electric Reliability Council of Texas, Inc. (“ERCOT”) market. Oncor experienced solid premise growth in its service territory, connecting approximately 19,000 additional premises to the grid in the second quarter of 2022 despite global supply chain issues and the impacts on the residential and commercial construction markets from limited construction material availability, higher interest rates and inflation. Based on its recent experience, Oncor remains confident in the diverse and dynamic strength of its service territory and its ability to continue to add strong new premise growth in 2022. Notably, in June 2022, Oncor received interconnection requests for 110 new housing subdivisions, the most ever received by Oncor in any one month. Additionally, the continued growth across Oncor’s service territory required the construction or upgrading of approximately 480 miles of power lines and included seven switching stations being placed in service in the second quarter of 2022. Oncor also placed $239 million of transmission projects into service.

Operational Highlights

During the past few months, Texas has experienced significantly higher than normal temperatures. ERCOT first passed its all-time record peak demand on June 12, 2022, reaching 74,997 megawatts. That record peak demand has since been broken several times. Weather in Oncor’s service territory in the second quarter of 2022 was the warmest since 1990 with 208 more cooling degree days than normal based on 20-year averages. Throughout the heat wave, Oncor’s system has performed well and remains on pace to meet its reliability goals for 2022.

Improved reliability of service continues to be a major focus for Oncor. For the industry’s primary benchmark for reliability, System Average Interruption Duration Index (nonstorm), Oncor continued to improve in the 12 months ended June 30, 2022 compared to the 12 months ended June 30, 2021. On average, Oncor’s customers experienced nearly two and a half fewer minutes of outage over the period – an improvement of approximately 3%.

In June 2022, Oncor released its expanded, third annual Corporate Sustainability Overview, which is available on Oncor’s website at oncor.com under the Investor Relations section. Building on its first-in-Texas electric utility social bond issuance in 2020 and sustainability-linked credit facility in 2021, Oncor continued its sustainable finance efforts by issuing $400 million of green bonds in May 2022. Proceeds from the green bonds are intended to be used to finance and/or refinance eligible green projects, which include transmission and distribution projects connecting renewable energy sources to the ERCOT grid, customer energy efficiency programs and deployment of automated metering infrastructure and smart grid technology.

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Base Rate Review

On May 13, 2022, Oncor filed its base rate case with the Public Utility Commission of Texas. The rate review includes a request for an annual revenue requirement increase over current adjusted rates of 4.5%, and, if approved as requested, would result in an aggregate annual revenue requirement increase of approximately $251 million. The rate review also requests a revised regulatory capital structure ratio of 55% debt to 45% equity and an authorized return on equity of 10.30%. Oncor’s current authorized regulatory capital structure ratio is 57.5% debt to 42.5% equity and its current authorized return on equity is 9.8%. A procedural schedule has been established that would result in a hearing on the merits being held from September 26, 2022 to October 5, 2022, if a settlement is not reached among the parties. Oncor anticipates new rates would go into effect by the end of the first quarter of 2023.

Liquidity

As of August 4, 2022, Oncor’s available liquidity, consisting of cash on hand, borrowing capacity under its term loans and available credit facility and commercial paper program capacity, totaled approximately $2.7 billion. Oncor expects cash flows from operations combined with long-term debt issuances as well as availability under its credit facility, term loans and commercial paper program to be sufficient to fund current obligations, projected working capital requirements, maturities of long-term debt and capital expenditures for at least the next 12 months.

Sempra Internet Broadcast Today

Sempra (NYSE: SRE) (BMV: SRE) will broadcast a live discussion of its earnings results over the Internet today at 12 p.m. ET, which will include discussion of second quarter 2022 results and other information relating to Oncor. Oncor Chief Executive Allen Nye will also participate in the broadcast. Access is available by logging onto Sempra’s website, sempra.com. An accompanying slide presentation will also be posted at sempra.com. For those unable to participate in the live webcast, a replay of Sempra’s teleconference will be available a few hours after its conclusion on Sempra’s website or by dialing (888) 203-1112 and entering passcode 1507557.

Oncor’s Quarterly Report on Form 10-Q for the period ended June 30, 2022 will be filed with the U.S. Securities and Exchange Commission after Sempra’s conference call and once filed, will be available on Oncor’s website, oncor.com.

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Oncor Electric Delivery Company LLC

Table A – Condensed Statements of Consolidated Income

Three and Six Months Ended June 30, 2022 and 2021; $ millions

	Q2 ‘22	Q2 ‘21	YTD ‘22	YTD ‘21
Operating revenues	$1,293	$1,147	$2,542	$2,286

Operating expenses:
Wholesale transmission service	290	260	571	509
Operation and maintenance	255	232	504	467
Depreciation and amortization	223	209	445	414
Provision in lieu of income taxes	50	36	92	72
Taxes other than amounts related to income taxes	140	135	285	275

Total operating expenses	958	872	1,897	1,737

Operating income	335	275	645	549
Other deductions and (income) – net	(1)	7	10	14
Nonoperating benefit in lieu of income taxes	(1)	(3)	(4)	(6)
Interest expense and related charges	108	102	216	204

Net income	$229	$169	$423	$337

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Oncor Electric Delivery Company LLC

Table B – Condensed Statements of Consolidated Cash Flows

Six Months Ended June 30, 2022 and 2021; $ millions

	YTD ‘22	YTD ‘21
Cash flows — operating activities:
Net income	$423	$337
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization, including regulatory amortization	486	454
Provision in lieu of deferred income taxes – net	20	37
Other – net	(11)	1
Changes in operating assets and liabilities:
Regulatory accounts related to reconcilable tariffs	12	(61)
Other operating assets and liabilities	(285)	(245)

Cash provided by operating activities	645	523

Cash flows — financing activities:
Issuances of long-term debt	2,100	770
Repayment of long-term debt	(1,050)	—
Net change in short-term borrowings	(215)	(63)
Capital contributions from members	212	125
Distributions to members	(212)	(192)
Debt discount and financing costs – net	(13)	(2)

Cash provided by financing activities	822	638

Cash flows — investing activities:
Capital expenditures	(1,416)	(1,224)
Expenditures for third party in joint project	—	(65)
Reimbursement from third party in joint project	—	91
Other – net	38	17

Cash used in investing activities	(1,378)	(1,181)

Net change in cash, cash equivalents and restricted cash	89	(20)
Cash, cash equivalents and restricted cash — beginning balance	54	27

Cash, cash equivalents and restricted cash — ending balance	$143	$7

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Oncor Electric Delivery Company LLC

Table C – Condensed Consolidated Balance Sheets

At June 30, 2022 and December 31, 2021; $ millions

	At 6/30/22	At 12/31/21
ASSETS
Current assets:
Cash and cash equivalents	$66	$11
Restricted cash, current	17	13
Trade accounts receivable — net	907	738
Amounts receivable from members related to income taxes	3	6
Materials and supplies inventories — at average cost	191	171
Prepayments and other current assets	111	101

Total current assets	1,295	1,040
Restricted cash, noncurrent	60	30
Investments and other property	140	155
Property, plant and equipment – net	23,868	22,954
Goodwill	4,740	4,740
Regulatory assets	1,598	1,547
Operating lease ROU and other assets	160	167

Total assets	$31,861	$30,633

LIABILITIES AND MEMBERSHIP INTERESTS
Current liabilities:
Short-term borrowings	$—	$215
Long-term debt due currently	1,132	882
Trade accounts payable	417	441
Amounts payable to members related to income taxes	15	24
Accrued taxes other than amounts related to income taxes	183	286
Accrued interest	92	89
Operating lease and other current liabilities	278	283

Total current liabilities	2,117	2,220
Long-term debt, less amounts due currently	9,940	9,150
Liability in lieu of deferred income taxes	2,123	2,065
Regulatory liabilities	2,897	2,876
Employee benefit plan obligations	1,490	1,503
Operating lease and other obligations	280	231

Total liabilities	18,847	18,045

Commitments and contingencies
Membership interests:
Capital account — number of units outstanding 2022 and 2021 – 635,000,000	13,142	12,719
Accumulated other comprehensive loss	(128)	(131)

Total membership interests	13,014	12,588

Total liabilities and membership interests	$31,861	$30,633

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Oncor Electric Delivery Company LLC

Table D – Operating Statistics

Three and Six Months Ended June 30, 2022 and 2021; mixed measures

	Q2 ‘22	Q2 ‘21	YTD ‘22	YTD ‘21
Operating statistics:
Electric energy volumes (gigawatt-hours):
Residential	12,148	9,987	23,524	20,893
Commercial, industrial, small business and other	25,681	22,902	48,016	42,673

Total electric energy volumes	37,829	32,889	71,540	63,566

Reliability statistics (a):
System Average Interruption Duration Index (SAIDI) (nonstorm)			79.4	81.8
System Average Interruption Frequency Index (SAIFI) (nonstorm)			1.3	1.3
Customer Average Interruption Duration Index (CAIDI) (nonstorm)			59.3	61.1
Electricity distribution points of delivery (based on number of active meters) — end of period and in thousands			3,867	3,804

(a)

SAIDI is the average number of minutes electric service is interrupted per consumer in a year. SAIFI is the average number of electric service interruptions per consumer in a year. CAIDI is the average duration in minutes per electric service interruption in a year. Each of these results excludes outages during significant storm events. The statistics presented are based on twelve months ended June 30, 2022 and 2021 data.

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Headquartered in Dallas, Oncor Electric Delivery Company LLC is a regulated electricity distribution and transmission business that uses superior asset management skills to provide reliable electricity delivery to consumers. Oncor (together with its subsidiaries) operates the largest distribution and transmission system in Texas, delivering power to more than 3.8 million homes and businesses and operating more than 140,000 miles of transmission and distribution lines in Texas. While Oncor is owned by two investors (indirect majority owner, Sempra, and minority owner, Texas Transmission Investment LLC), Oncor is managed by its Board of Directors, which is comprised of a majority of disinterested directors.

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Forward-Looking Statements

This news release contains forward-looking statements relating to Oncor within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. All statements, other than statements of historical facts, that are included in this news release, or made in presentations, in response to questions or otherwise, that address activities, events or developments that Oncor expects or anticipates to occur in the future, including such matters as projections, capital allocation, future capital expenditures, business strategy, competitive strengths, goals, future acquisitions or dispositions, development or operation of facilities, market and industry developments and the growth of our business and operations (often, but not always, through the use of words or phrases such as “intends,” “plans,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “should,” “projection,” “target,” “goal,” “objective” and “outlook”), are forward-looking statements. Although Oncor believes that in making any such forward-looking statement its expectations are based on reasonable assumptions, any such forward-looking statement involves risks, uncertainties and assumptions. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include: legislation, governmental policies and orders, and regulatory actions; legal and administrative proceedings and settlements, including the exercise of equitable powers by courts; weather conditions and other natural phenomena, including any weather impacts due to climate change; acts of sabotage, wars or terrorist or cyber security threats or activities; health epidemics and pandemics, including the evolving COVID-19 pandemic and its variants and its impact on Oncor’s business and the economy in general; loss of key technology platforms; economic conditions, including the impact of a recessionary environment, inflation, supply chain shortages, and labor availability and cost; unanticipated population growth or decline, or changes in market demand and demographic patterns; Electric Reliability Council of Texas, Inc. grid needs; changes in business strategy, development plans or vendor relationships; changes in interest rates or rates of inflation; unanticipated changes in operating expenses, liquidity needs and capital expenditures; inability of various counterparties to meet their financial obligations to Oncor, including failure of counterparties to perform under agreements; general industry trends; significant decreases in demand or consumption of electricity delivered by Oncor, including as a result of increased consumer use of third-party non-wires alternatives or other technologies; hazards customary to the industry and the possibility that Oncor may not have adequate insurance to cover losses resulting from such hazards; changes in technology used by and services offered by Oncor; significant changes in Oncor’s relationship with its employees, including the availability of qualified personnel, and the potential adverse effects if labor disputes or grievances were to occur; changes in assumptions used to estimate costs of providing employee benefits, including pension and retiree benefits, and future funding requirements related thereto; significant changes in accounting policies or critical accounting estimates material to Oncor; commercial bank and financial market conditions, access to capital, the cost of such capital, and the results of financing and refinancing efforts, including availability of funds in the capital markets and the potential impact of any disruptions in U.S. credit markets; circumstances which may contribute to future impairment of goodwill, intangible or other long-lived assets; financial and other restrictions under Oncor’s debt agreements; Oncor’s ability to generate sufficient cash flow to make interest payments on its debt instruments; actions by credit rating agencies; and Oncor’s ability to effectively execute its operational strategy.

Further discussion of risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations is contained in filings made by Oncor with the U.S. Securities and Exchange Commission. Specifically, Oncor makes reference to the section entitled “Risk Factors” in its annual and quarterly reports. Any forward-looking statement speaks only as of the date on which it is made, and, except as may be required by law, Oncor undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for Oncor to predict all of them; nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. As such, you should not unduly rely on such forward-looking statements.

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